EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Novation Holding, Inc., a Delaware Corporation
Healthcare Staffing, Inc., a Georgia corporation
NovaStar Mortgage LLC, a Virginia limited liability company
NovaStar Mortgage Funding Corporation, a Delaware corporation
NovaStar REMIC Financing Corporation, a Delaware corporation
NovaStar CDO Holdings, Inc., a Delaware corporation